EXHIBIT 5.1

OPINION AND CONSENT OF GENERAL COUNSEL

QUEST SOFTWARE, INC.

5 Polaris Way

Aliso Viejo, California 92656

Phone (949) 754-8000

July 1, 2008

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As General Counsel of Quest Software, Inc. a California corporation (the “Company”), I have participated in the corporate and other proceedings taken by the Company in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 33,267,387 shares of common stock (the “Shares”) for issuance under the Company’s 2008 Stock Incentive Plan (the “Plan”).

I have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the Plan, and have examined such documents as I have deemed necessary for purposes of this opinion. Based on such review, I am of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to and in accordance with the provisions of the Plan and in accordance with the Registration Statement, such Shares will be legally issued, fully paid and nonassessable.

I consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ J. Michael Vaughn
J. Michael Vaughn, Vice President, General Counsel